     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 19, 2001

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                               RADIAN GROUP INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         DELAWARE                                                   23-2691170
              (STATE OR OTHER JURISDICTION OF                                    (I.R.S. EMPLOYER
              INCORPORATION OR ORGANIZATION)                                    IDENTIFICATION NO.)

                               1601 MARKET STREET
                        PHILADELPHIA, PENNSYLVANIA 19103
                                 (215) 564-6600
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                HOWARD S. YARUSS
              SENIOR VICE-PRESIDENT, SECRETARY AND GENERAL COUNSEL
                               RADIAN GROUP INC.
                               1601 MARKET STREET
                        PHILADELPHIA, PENNSYLVANIA 19103
                                 (215) 564-6600
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                    COPY TO:

                            STEVEN C. ROBBINS, ESQ.
                                 REED SMITH LLP
                     ONE LIBERTY PLACE, 1650 MARKET STREET
                        PHILADELPHIA, PENNSYLVANIA 19103
                                 (215) 851-8100
                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM       PROPOSED MAXIMUM          AMOUNT OF
         TITLE OF SECURITIES               AMOUNT TO BE         AGGREGATE PRICE       AGGREGATE OFFERING        REGISTRATION
          TO BE REGISTERED               REGISTERED(1)(2)         PER UNIT(2)            PRICE(2)(3)             FEE(2)(3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001........
---------------------------------------------------------------------------------------------------------------------------------
Preferred Stock(4)...................
---------------------------------------------------------------------------------------------------------------------------------
Series A Junior Participating
Preferred Shares(4)..................
---------------------------------------------------------------------------------------------------------------------------------
Debt Securities(4)...................
---------------------------------------------------------------------------------------------------------------------------------
Warrants.............................
---------------------------------------------------------------------------------------------------------------------------------
Total................................      $450,000,000                                  $450,000,000           $112,500.00
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) United States Dollars or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies.
(2) Pursuant to General Instruction II.D. of Form S-3 the table lists each of the classes of securities being registered and the aggregate proceeds to be raised, but does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit, and proposed maximum aggregate offering price.
(3) The proposed maximum aggregate offering price and the registration fee calculated therefrom has been estimated and calculated in accordance with Rule 457(o) under the Securities Act.
(4) If any debt securities or preferred stock are issued at an original issue discount then the amount registered shall include the principal or liquidation amount of such securities measured, however, by the initial offering price thereof.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION.                                     DATED APRIL 19, 2001.

                                  $450,000,000

[RADIAN LOGO]

                               RADIAN GROUP INC.

                                  COMMON STOCK
                                PREFERRED STOCK
                 SERIES A JUNIOR PARTICIPATING PREFERRED SHARES
                                DEBT SECURITIES
                                    WARRANTS

                            ------------------------

     Radian Group Inc. from time to time may offer to sell common stock, preferred stock, Series A Junior Participating Preferred Shares, debt securities and warrants. The total amount of these securities will have an initial aggregate offering price of up to $450,000,000, or the equivalent amount in other currencies, currency units or composite currencies, although we may increase this amount in the future.

     We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

     This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. The prospectus supplement may also contain information about any material United States federal income tax considerations relating to the securities covered by the prospectus supplement.

     Our common stock is listed on the New York Stock Exchange under the symbol "RDN". The last reported sale price of the common stock on April 18, 2001 was $66.20 per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 1 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THESE SECURITIES.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                 The date of this prospectus is April   , 2001.

                                  RISK FACTORS

     Our future results may be affected by certain risks and uncertainties including the following:

LOSING THE BUSINESS OF ANY MAJOR LENDER COULD HARM OUR FINANCIAL PERFORMANCE

     Since our formation by the merger of Amerin Corporation into CMAC Investment Corporation (now known as Radian Group Inc., and referred to herein as "we" or "Radian Group"), we have been dependent on a small number of lenders for a substantial portion of our business risk. Our top ten lenders were responsible for 42.8% of the direct primary risk in force, which refers to an aggregate amount equal to the principal amount of each of our insured loans multiplied by the applicable coverage percentage on that loan, at December 31, 2000. Our top ten customers were also responsible for 43.4% of our primary new insurance written in 2000.

     The concentration of business with our lenders may increase as a result of mergers or other factors. Such lenders may reduce the amount of business currently given to us or cease doing business with us altogether. Our master policies and related lender agreements do not, and by law cannot, require our lenders to do business with us. The loss of business from any major lender could materially adversely affect our business and financial results.

WE MAY FACE NEW COMPETITION FROM FANNIE MAE AND FREDDIE MAC WHICH
MAY REDUCE REVENUES

     Fannie Mae and Freddie Mac have both announced programs under which less mortgage insurance coverage may be required on loans with down payments of less than 20%. Although there has been minimal business written of this kind to date, if these programs are successful, or if Fannie Mae or Freddie Mac elect to assume more of the credit risks on these loans or use credit enhancements other than mortgage insurance, less mortgage insurance would be used. This would in turn reduce our revenues.

INCREASED CLAIMS AND LOSSES ON POLICIES COULD HARM FINANCIAL PERFORMANCE

     The factors identified below affect the private mortgage insurance industry in general and will affect us. Any of these factors could cause claims and losses on the policies issued by us to increase. Any increase in claims and losses may materially adversely affect our financial condition and results of operations.

  (1) THE CONCENTRATION OF RISK IN FORCE IN RELATIVELY FEW STATES COULD INCREASE CLAIMS AND LOSSES

     We can be particularly affected by economic downturns in regions where large portions of business are concentrated. As of December 31, 2000, we had a relatively high percentage of primary risk in force concentrated in the following ten states:

     - California 16.8% of total primary risk in force

     - Florida 7.4% of total primary risk in force

     - New York 6.1% of total primary risk in force

     - Texas 5.3% of total primary risk in force

     - Georgia 4.3% of total primary risk in force

     - New Jersey 3.9% of total primary risk in force

     - Arizona 3.8% of total primary risk in force

     - Illinois 3.7% of total primary risk in force

     - Pennsylvania 3.7% of total primary risk in force

     - Colorado 3.1% of total primary risk in force

     Continued and prolonged adverse economic conditions in these states could result in high levels of claims and losses. In addition, refinancing activity, such as that which occurred in 1998, can have the effect of concentrating our insurance in force in economically weaker areas, since loans in areas experiencing property value appreciation are less likely to require mortgage insurance at the time of refinancing than are loans in areas experiencing limited or no property value appreciation.

  (2) WE CANNOT CANCEL POLICIES OR ADJUST RENEWAL PREMIUMS TO PROTECT OURSELVES FROM UNANTICIPATED CLAIMS OR LOSSES

     Generally, we cannot cancel mortgage insurance coverage we provide. Also, we generally fix renewal premium rates for the life of the policy when issued. If the risk underlying a particular product develops more adversely than anticipated or if national and regional economies undergo unanticipated stress, we cannot increase renewal premium rates or cancel coverage to offset against such adverse developments.

  (3) A SIGNIFICANT PORTION OF OUR RISK IN FORCE CONSISTS OF LOANS WITH LOAN-TO-VALUE RATIOS IN EXCESS OF 90%, WHICH GENERALLY RESULT IN MORE CLAIMS THAN LOANS WITH LOWER LOAN-TO-VALUE RATIOS

     At December 31, 2000:

     - 46.2% of our primary risk in force consisted of mortgage loans with loan-to-value ratios (referred to herein as "LTVs"), greater than 90.01%;

     - 39.5% of our primary risk in force consisted of mortgage loans with LTVs greater than 90.01%, but less than or equal to 95.00%;

     - 6.7% of our primary risk in force consisted of mortgage loans with LTVs greater than 95.00%; and

     - 14.0% of our primary risk in force consisted of adjustable rate mortgage loans.

     Loans with LTVs greater than 90% are expected to have claim incidence rates substantially higher than mortgage loans with LTVs equal to or less than 90%. In the case of adjustable rate mortgage loans, such loans generally have higher claim incidence rates than fixed rate loans.

  (4) PREMIUM RATES MAY GENERATE INSUFFICIENT INCOME TO COVER LOSSES

     Our premium rates are based upon the expected risk of claim on the insured loan, and take into account the LTVs, loan type, mortgage term, occupancy status and coverage percentage. In addition, the premium rates take into account persistency, operating expenses and reinsurance costs, as well as profit and capital needs and the prices offered by competitors. However, premiums earned, and the associated investment income, may ultimately prove to be inadequate to compensate for future losses. Some of our loans are classified as "Alt-A" and "A minus." These loan programs enable borrowers with either less than normal documentation or less than ideal credit histories to obtain mortgages and mortgage insurance and are considered riskier than our general portfolio. At December 31, 2000, Alt-A loans constituted 6.3% and A minus loans constituted 3.4% of Radian Group's primary risk in force.

  (5) GENERAL ECONOMIC FACTORS MAY ADVERSELY AFFECT OUR LOSS EXPERIENCE

     We believe that our loss experience, and the loss experience of other mortgage insurers, would be materially and adversely affected by extended national or regional economic recessions, falling housing values, rising unemployment rates, interest rate volatility or combinations of such factors. Such economic events could also materially adversely impact the demand for housing and, consequently, mortgage insurance.

  (6) WE EXPECT OUR LOSS EXPERIENCE TO INCREASE AS POLICIES AGE

     The majority of claims under private mortgage insurance policies have historically occurred during the third through the sixth years after issuance of the policies. As of December 31, 2000, approximately 72.9% of the primary risk in force was written since January 1, 1998. This means that 27.1% of the primary risk in force has reached the beginning of the expected peak claims period. As a result, our loss experience on these loans is expected to significantly increase as our policies continue to age. If the claim frequency on such risk in force significantly exceeds the claim frequency that was assumed in setting premium rates, our financial condition, results of operations and cash flows would be materially and adversely affected.

  (7) OUR RESERVES MAY BE INSUFFICIENT TO COVER CLAIMS PAID OR LOSS-RELATED EXPENSES INCURRED

     Our results of operations would be adversely affected if reserves are insufficient to cover the actual related claims paid and loss-related expenses incurred. We establish loss reserves to recognize the liability for unpaid losses related to insurance in force on mortgage loans which are in default. These loss reserves are based upon the estimated claim rate and related claim amount. These estimates are regularly reviewed and updated using the most current information available. Such reserves are necessarily based on estimates and the ultimate claim rate and the resulting aggregate amount of claims may vary from such estimates. Any resulting adjustments, which may be material, are reflected in our then current consolidated results of operations. Our reserves may not be adequate to cover ultimate loss development on incurred defaults. Generally accepted accounting principles do not permit us to establish loss reserves in respect of estimated potential defaults that may occur in the future.

PAYING A SIGNIFICANT NUMBER OF CLAIMS UNDER CERTAIN INSURANCE PROGRAMS WE WRITE COULD HARM FINANCIAL PERFORMANCE

     We expect to continue offering traditional pool insurance, which is generally considered riskier than primary insurance. Under primary insurance, an insurer's exposure is limited to a specified percentage of any unpaid principal, delinquent interest and related expenses on an individual loan. Under traditional pool insurance, there is an aggregate exposure limit -- a "stop loss" -- on a pool of loans, which amount is generally between 1% and 10% of the initial aggregate loan balance of the entire pool of loans. Under our pool insurance, we could be required to pay the full amount of every loan in the pool that is in default and upon which a claim is made until the stop loss is reached, rather than a percentage of that amount. If we are required to pay a significant number of claims under our pool insurance, then our financial condition and results of operations could be materially and adversely affected. We also recently commenced operations in Radian Insurance Inc. (referred to herein as "Radian Insurance"), our wholly-owned subsidiary, which writes credit insurance on non-traditional mortgage related assets.

     These types of insurance products are generally riskier than our traditional mortgage insurance products and, as a result, may have higher claims payouts. Payment of significant number of claims by Radian Insurance could materially and adversely affect our financial condition and results of operations.

OUR PROGRAM OF DELEGATED UNDERWRITING MAY CAUSE US TO INSURE, AND PAY CLAIMS RELATED TO, UNACCEPTABLY RISKY LOANS THAT WE WOULD NOT HAVE OTHERWISE INSURED AS UNDERWRITERS

     Our subsidiary, Radian Guaranty Inc. (referred to herein as "Radian Guaranty") and other mortgage insurers offer programs of delegated underwriting to some of their customers. Another of our subsidiaries, Amerin Guaranty Corporation (referred to herein as "Amerin Guaranty") has written substantially all of its insurance on a delegated underwriting basis. We expect to continue offering delegated underwriting to customers of Radian Guaranty that are currently authorized to use delegated underwriting, and may expand the availability of delegated underwriting to additional customers. The performance of loans insured through programs of delegated underwriting has not been tested over an extended period of time. The performance of such loans has not been tested in a period of adverse economic conditions.

     Once a lender is accepted for delegated underwriting, the insurer generally may not refuse to insure, or rescind coverage on, a particular loan originated by such lender even if the insurer reevaluates the loan's risk profile or if the lender fails to follow delegated underwriting criteria. Our ability to take action against a lender will be limited by access to data with which to assess the risk of a lender's insured loans and to assess compliance with applicable criteria. Moreover, we would remain at risk for any loans insured by a lender prior to our curtailing or terminating a lender's delegated underwriting authority. A lender could possibly cause us to insure a material volume of loans with unacceptable risk profiles before such lender's delegated underwriting authority was terminated.

IF OUR CLAIMS PAYING ABILITY RATINGS ARE DOWNGRADED, THEN LENDERS AND THE SECURITIZATION MARKET MAY NOT PURCHASE MORTGAGES OR SECURITIES INSURED BY US WHICH WOULD HARM FINANCIAL PERFORMANCE

     Standard & Poor's Rating Services (referred to herein as "S&P"), Fitch IBCA Duff & Phelps (referred to herein as "Fitch") and Moody's Investors Service, Inc. (referred to herein as "Moody's"), have rated the respective financial strength and claims-paying ability of our subsidiaries Radian Guaranty, Radian Insurance and Amerin Guaranty, as "AA" (S&P and Fitch) and "Aa3" (Moody's). As a financial guaranty reinsurer, our operating subsidiary Enhance Reinsurance Company (referred to herein as "Enhance Reinsurance"), which was acquired with the acquisition of Enhance Financial Services Group Inc. (referred to herein as "Enhance Financial Services") in February 2001, relies on the insurance financial strength and claims-paying ability ratings assigned by Moody's and S&P. Moody's has given Enhance Reinsurance a "Aa2" financial strength rating and S&P has given Enhance Reinsurance a "AAA" claims-paying ability rating. Similarly, as an insurer and reinsurer of financial guaranty and other obligations, our operating subsidiary, Asset Guaranty Insurance Company (referred to herein as "Asset Guaranty"), which was also acquired with the acquisition of Enhance Financial Services in February 2001, relies on the "AA" claims-paying ability ratings assigned to it by S&P.

     Our claims-paying ability or financial strength ratings may be downgraded by one or more rating agencies in the future. Any downgrading of these ratings below these levels would have a material adverse effect on our results of operations and prospects. Adverse developments in these subsidiaries' financial condition or results of operations, by virtue of underwriting or investment losses or otherwise, or changes in the views of the rating agencies, could cause the rating agencies to lower their ratings. If the ratings of Radian Guaranty, Radian Insurance or Amerin Guaranty fall below "Aa3" from Moody's or "AA" from S&P and Fitch, then national mortgage lenders, and a large segment of the mortgage securitization market, including Fannie Mae and Freddie Mac, generally will not purchase mortgages or mortgage-backed securities insured by us.

     In addition, Enhance Reinsurance and Asset Guaranty are parties to several agreements that grant the primary insurer the right to recapture business ceded to Enhance Reinsurance or Asset

Guaranty under such agreements if the financial strength rating or claims paying ability rating, as applicable, is downgraded below a minimum rate established in the agreement. Such a recapture of business by a primary insurer could have a material adverse effect on our deferred premium revenue and recognition of future income from such agreements.

AN INCREASE IN OUR SUBSIDIARIES' RISK TO CAPITAL RATIO MAY PREVENT THEM FROM WRITING NEW INSURANCE, WHICH WOULD HARM OUR FINANCIAL PERFORMANCE

     Moody's and S&P regularly monitor Radian Guaranty, Amerin Guaranty and their subsidiaries and the amount of insurance risk that may be written by such subsidiaries in conjunction with the issuance and maintenance of their "Aa3" and "AA" ratings. Moody's and S&P have also entered into an agreement with Radian Guaranty which obligates Radian Guaranty to maintain at least $30 million of capital in Radian Insurance as a condition of the issuance and maintenance of Radian Insurance's "Aa3" and "AA" ratings. We may be required to enter into similar agreements in the future. If so, our subsidiaries have several alternatives available to control their risk to capital ratios, including obtaining capital contributions from us, purchasing additional quota share or excess of loss reinsurance or reducing the amount of new business written. However, we may not be able to raise additional funds, or do so on a timely basis, in order to make a capital contribution to our subsidiaries. In addition, reinsurance may not be available to our subsidiaries or, if available, may not be available on satisfactory terms. A material reduction in statutory capital, whether resulting from underwriting or investment losses or otherwise, or a disproportionate increase in risk in force, could increase the risk to capital ratio. An increase in the risk to capital ratio could limit our subsidiaries' ability to write new business, which then could materially adversely affect our results of operations and prospects.

WE COMPETE WITH PRIVATE MORTGAGE INSURERS, GOVERNMENTAL AGENCIES AND OTHERS WHICH MAY REDUCE REVENUES

     The mortgage insurance industry is increasingly competitive. Such competition may reduce revenues, which could in turn decrease the value of investments in us. The principal sources of direct and indirect competition are:

     - other private mortgage insurers, some of which are subsidiaries of well capitalized, diversified public companies and, therefore have higher claims-paying ability ratings and greater access to capital than us;

     - federal and state governmental and quasi-governmental agencies, principally the Federal Housing Administration; and

     - mortgage lenders that forego third-party coverage and retain the full risk of loss on their high LTV loans.

     The United States private mortgage insurance industry is both highly dynamic and intensely competitive. Many factors bear on the relative position of the private mortgage insurance industry versus the "direct" government and quasi-governmental competition and the "indirect" competition of major lending institutions, including:

     - legislative and/or regulatory initiatives which affect the FHA's competitive position; and

     - the capital adequacy of, and alternative business opportunities for, lending institutions.

     In 2000, our combined market share of the private mortgage insurance market based on new primary insurance was 15.2%. However, our market share of new insurance written may not grow and could decrease in the future.

A THIRD-PARTY ACQUISITION OF US MAY BE DIFFICULT, EVEN IF IT MAY BE BENEFICIAL TO OUR STOCKHOLDERS

     The anti-takeover provisions of Delaware law could make it more difficult for a third party to acquire control of us, even if a change in control would be beneficial to stockholders. Our certificate of incorporation provides that our board of directors may issue preferred stock without stockholder approval. Our certificate of incorporation also provides for a classified board, with each board member serving a staggered three year term. In addition, we have in place a "poison pill" stockholders' rights plan that will trigger a dilutive issuance of common stock upon substantial purchases of our common stock by a third party. The issuance of preferred stock, the existence of a classified board and the rights plan could make it more difficult for a third party to acquire us.

A SIGNIFICANT AMOUNT OF DEBT AT THE HOLDING COMPANY LEVEL COULD ADVERSELY AFFECT US

     Our only source of cash to pay dividends to our stockholders and make payments on our debt are dividends and other distributions from our subsidiaries, which are limited, among other things, by the level of their liquidity, earnings and cash. Under applicable state insurance law, the amount of cash dividends and other distributions certain of our subsidiaries may pay is restricted. Our subsidiaries may also be restricted in their ability to pay dividends in order to maintain adequate capital requirements necessary to retain their ratings. A significant deterioration in our subsidiaries' earnings or cash flow, as a result of an economic downturn and a corresponding decrease in credit quality or otherwise, could limit their ability to pay cash dividends to us, which, in turn, would limit our ability to service our debt or to pay dividends on our equity securities. If we issue debt securities, we will be required to dedicate a portion of our cash flow and earnings to the payment of interest and principal on our debt. This means that such earnings and cash flow will not be available to be paid as dividends to our stockholders, provide liquidity to us, finance our growth, meet regulatory requirements or cushion a deterioration in our operating results or financial condition.

     In addition, as a holding company, our rights and the rights of our creditors, including the holders of any debt securities we may issue, to participate in our assets upon any liquidation, receivership or reorganization will be junior and subject to the prior claims of our subsidiaries' creditors, including policyholders.

FAILURE TO SUCCESSFULLY INTEGRATE ENHANCE FINANCIAL SERVICES WITH RADIAN GROUP COULD ADVERSELY AFFECT FUTURE OPERATIONS

     In deciding that the merger of Enhance Financial Services with Radian Group was in the best interests of their respective stockholders, the Radian Group board of directors and the Enhance Financial Services board of directors considered the potential complementary effects of combining the companies' assets, personnel and operational expertise. Integrating businesses, however, involves a number of special risks, including the possibility that management may be distracted from regular business concerns by the need to integrate operations, unforeseen difficulties in integrating operations and systems, problems concerning assimilating and retaining the employees of the combined company, challenges in retaining customers, and potential adverse short-term or long-term effects on operating results.

     Further, the reinsurance business is highly specialized and volatile. Enhance Financial Services' past results were due in large part to the strength and continuity of its management strategies. The success of Enhance Financial Services as a Radian Group entity will depend in part on Radian Group's ability to retain key management and to integrate its and Enhance Financial Services' operations and personnel in a timely and efficient manner. As Radian Group is not currently involved in the reinsurance business, this integration may be difficult. If Radian

Group and Enhance Financial Services cannot successfully integrate their businesses, the combined companies may not be able to realize the expected benefits of the merger.

WE FACE ADDITIONAL RISKS IN OUR FINANCIAL GUARANTY AND OTHER INSURANCE BUSINESSES RECENTLY ACQUIRED FROM ENHANCE FINANCIAL SERVICES.

     Our recently acquired subsidiaries, Enhance Reinsurance and Asset Guaranty, maintain reserves in amounts sufficient to pay their estimated ultimate liability for losses and loss adjustment expenses, as required by law. Since neither Enhance Reinsurance nor Asset Guaranty nor the financial guaranty industry has an actuarially significant number of losses in its financial guaranty reinsurance activities, we do not believe that traditional actuarial approaches used in the property/casualty industry apply in the determination of loss reserves for financial guaranty insurers. Consequently, we establish reserves in our financial guaranty business either when (1) a primary insurer provides for losses and loss adjustment expenses or (2) in our opinion, a default is probable on an insured risk, and the amount of such reserve is based on an analysis of the individual insured risk. Although we believe the reserves established at our financial guaranty insurance subsidiaries will prove to be adequate, we cannot assure that such reserves actually will be adequate.

     In addition, the demand for financial guaranty insurance and the demand for the primary insurance and reinsurance that Enhance Reinsurance and Asset Guaranty provide depend on many factors that are generally not in our control, including:

     - prevailing interest rates;

     - investor concern regarding the credit quality of municipalities and corporations;

     - investor perception of the strength of financial guaranty providers and the guaranty offered;

     - premium rates charged for financial guaranty insurance;

     - the availability of other forms of credit enhancement; and

     - governmental regulation, including changes in tax laws affecting the municipal, asset-backed and trade credit debt markets.

                                  RADIAN GROUP

RADIAN GROUP'S BUSINESSES

     We provide, through our wholly owned subsidiaries, Radian Guaranty and Amerin Guaranty Corporation, private mortgage insurance coverage in the United States on residential mortgage loans. Private mortgage insurance protects mortgage lenders and investors from default related losses on residential first mortgage loans made primarily to home buyers who make down payments of less than 20% of the home's purchase price. Private mortgage insurance also facilitates the sale of such mortgage loans in the secondary mortgage market, principally to Freddie Mac and Fannie Mae. We are restricted to providing insurance on residential first mortgage loans only. We currently offer two principal types of private mortgage insurance coverage, primary and pool. At December 31, 2000, primary insurance comprised 94.7% of our risk in force and pool insurance comprised 5.3% of our risk in force. The volume of pool insurance written increased significantly in the past several years, but declined in 2000, and is expected to decline in 2001 and beyond due primarily to stringent capital requirements.

     In September 2000, we commenced operations in Radian Insurance, a subsidiary which writes credit insurance on non-traditional mortgage related assets, such as second mortgages and manufactured housing and provides credit enhancement to mortgage related capital market transactions. We intend to take advantage of our expertise in credit underwriting and evaluation of asset performance to write business which we are otherwise precluded from writing in our monoline mortgage guaranty companies, Radian Guaranty and Amerin Guaranty. Also in September 2000, Radian Insurance obtained a AA rating from S&P and Fitch and a Aa3 rating from Moody's based on its business plan and a Net Worth and Liquidity Maintenance Agreement from Radian Guaranty, which obligates Radian Guaranty to maintain at least $30 million of capital in Radian Insurance. In 2000, Radian Insurance wrote $1.6 billion of new insurance representing approximately $211 million in risk. We expect the business written in Radian Insurance to increase significantly in 2001, mostly consisting of insurance on second mortgages and home equity loans. The insurance structures typically used in Radian Insurance are pool insurance or modified pool insurance which can have a reserve or first loss position in front of Radian Insurance's layer of risk. In addition to the Net Worth and Liquidity Maintenance Agreement, we intend to capitalize Radian Insurance at all times in an amount that would support the existing risk in force.

     Additionally, we recently acquired the business of Enhance Financial Services pursuant to a merger completed on February 28, 2001. See "Recent Developments -- Enhance Financial Services Group, Inc. Merger." Enhance Financial Services, now a wholly-owned subsidiary, insures and reinsures credit-based risks and acquires and services credit-based assets in a variety of domestic and international niche markets. Its businesses are divided into two operating segments, its insurance businesses and its asset-based businesses, with the insurance being by far the larger operating segment. On a pro forma basis, Enhance Financial Services would have accounted for 22.3% of the combined companies' total revenue for the year ended December 31, 2000.

RECENT DEVELOPMENTS

  RICHARD C. MULLINAX, JR. AND PERRY PIKE V. RADIAN GUARANTY INC. AND AMERIN GUARANTY CORPORATION. CV 01247 UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF NORTH CAROLINA, GREENSBORO DIVISION.

     This putative class action was filed in the United States District Court for the Middle District of North Carolina, Greensboro Division on December 15, 2000. Plaintiffs have alleged violations of the Real Estate Settlement Procedures Act ("RESPA"), 12 U.S.C. sec. 2601 et seq. They, along with members of their putative class, claim to be homeowners who purchased primary mortgage insurance from defendants. They allege that in exchange for the referral of primary mortgage insurance business, defendants provided ancillary insurance products -- pool policy coverages, captive reinsurance, contracting underwriting agreements, performance notes, and "other structured transactions" -- to the lenders at below market price in violation of RESPA's anti-kickback provision. Plaintiffs are seeking damages in the amount of three times the amounts they have paid for primary mortgage insurance, attorneys' fees, costs and expenses. They have also requested injunctive relief prohibiting further alleged violations of RESPA and the receipt by defendants of any further primary mortgage insurance premiums from class members. The plaintiffs in the lawsuit are represented by the same group of plaintiffs' lawyers who last year filed similar lawsuits against other providers of primary mortgage insurance in federal court in Georgia. The Georgia court dismissed those lawsuits for failure to state a claim. Three of those lawsuits were settled prior to appeal; two are currently on appeal. We have responded to the complaint by filing a motion to dismiss. We dispute any liability and we intend to defend the matter vigorously, although we cannot predict the ultimate outcome of this litigation.

  ENHANCE FINANCIAL SERVICES GROUP INC. MERGER.

     Radian Group acquired Enhance Financial Services on February 28, 2001. Each outstanding share of common stock of Enhance Financial Services was converted into 0.22 shares of our common stock. The acquisition has allowed us to diversify into financial guaranty reinsurance of municipal and asset-backed debt obligations, direct financial guaranty insurance and other credit-based insurance businesses, as well as several asset-based businesses. The asset-based business include a 46% interest in Credit-Based Asset Servicing and Securitization LLC, a buyer, servicer and securitizer of credit sensitive single family residential mortgage assets and residential mortgage-backed securities.

  ACQUISITION OF EXPRESSCLOSE.COM, INC.

     Radian Group acquired ExpressClose.com on November 9, 2000. Each stockholder of ExpressClose received $500,000 in cash, 10,000 shares of our common stock, to be delivered over two years, and a nonqualified stock option to purchase 6,667 shares of our common stock.

RADIAN GROUP'S OFFICES

     Our principal executive offices are located at 1601 Market Street, Philadelphia, Pennsylvania 19103. Our telephone number at that location is (215) 564-6600. We also have offices in 21 states. Our Internet address is www.radianmi.com. The information contained on our web site is not incorporated by reference in this prospectus and shall not be considered a part of this prospectus.

                           FORWARD-LOOKING STATEMENTS

     The statements contained in this prospectus and any prospectus supplement that are not historical facts are "forward-looking statements," as defined in
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which can be identified by the use of forward-looking terminology such as "estimates," "projects," "anticipates," "expects," "intends," "believes," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. These forward-looking statements involve risks and uncertainties including, but not limited to, the following:

     - the risk that housing demand may decrease as a result of higher-than-expected interest rates, adverse economic conditions, or other reasons;

     - the risk that seasonality may be different from the historical pattern;

     - the risk that the market share of the segment of the mortgage market served by the mortgage insurance industry may decline as a result of competition from government programs or other substitute products;

     - the risk that we may not adequately integrate the business of Enhance Financial Services to maximize the expected benefits of the acquisition;

     - the risk that our share of originations having private mortgage insurance may decline as a result of competition or other factors; and

     - the risk that the addition of the business of Radian Insurance may not be successful.

     Investors are also directed to other risks discussed beginning on page 2 of this prospectus and in documents filed by us with the Securities and Exchange Commission.

     These statements are only estimates or predictions and cannot be relied upon. We can give no assurance that future results will be achieved. Actual events or results may differ materially as a result of risks facing us or actual results differing from the assumptions underlying such statements. These risks and assumptions could cause actual results to vary materially from future results indicated, expressed or implied in the forward-looking statements included in the prospectus.

     All forward-looking statements made in this prospectus and any prospectus supplement that are attributable to us or persons acting on behalf of us are expressly qualified in their entirety by the factors listed above in the section captioned "Risk Factors" and other cautionary statements included in this prospectus. We disclaim any obligation to update information contained in any forward-looking statement.

            RATIO OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth our historical ratio of earnings to fixed charges and to combined fixed charges and preferred stock dividends from continuing operations. Earnings consist of income (loss) from continuing operations before income taxes, extraordinary items, cumulative effect of accounting changes, equity in net losses of affiliates and fixed charges. Fixed charges consist of interest expense and capitalized interest. Combined fixed charges and preferred stock dividends consist of fixed charges, as defined above, and the amount of pre-tax earnings required to pay the dividends on our preferred stock.

                                                        YEARS ENDED DECEMBER 31,
                                             -----------------------------------------------
                                             2000(1)     1999      1998      1997      1996
                                             -------     ----      ----      ----      ----
Ratio of earnings to fixed charges.........  151.1x     105.1x    165.8x    203.0x    167.4x
Ratio of earnings to combined fixed charges
  and preferred stock dividends............   63.4x      41.6x     45.0x     39.9x     31.3x

---------------
(1) Does not include any adjustments to show the effect of the acquisition of Enhance Financial Services by Radian Group on February 28, 2001. On a stand-alone basis, as of December 31, 2000, Enhance Financial Services had a ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends of (0.2)x and a deficit of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends of $21,439,000.

                                USE OF PROCEEDS

     We will use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for general corporate purposes, unless we specify otherwise in the applicable prospectus supplement. General corporate purposes may include additions to working capital, capital expenditures, repayment of debt, the financing of possible acquisitions and investments or stock repurchases.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of any debt securities and the extent, if any, to which such general provisions will not apply to such debt securities will be described in the prospectus supplement relating to such debt securities.

     The debt securities will be issued from time to time in series under an indenture between us and First Union National Bank, as Trustee. The statements set forth below are brief summaries of certain provisions contained in the indenture, which summaries do not purport to be complete and are qualified in their entirety by reference to the indenture, a form of which is an Exhibit to the registration statement of which this prospectus is a part. If we issue subordinated debt, it may be issued either under the same indenture as for senior debt or another indenture in substantially the same form. Wherever defined terms are used but not defined herein, such terms shall have the meanings assigned to them in the indenture, it being intended that such defined terms shall be incorporated herein by reference.

     The indenture does not limit the amount of debt securities which may be issued thereunder and debt securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by us. Any such limit applicable to a particular series will be specified in the prospectus supplement relating to that series.

     Reference is made to the prospectus supplement for the following terms of each series of debt securities in respect to which this prospectus is being delivered:

     - the designation, issue date, currency or currency unit of payment, if other than United States dollars and authorized denominations of such debt securities, if other than US$1,000 and integral multiples;

     - the aggregate principal amount offered and any limit on any future issues of additional debt of the same series;

     - the date or dates on which such debt securities will mature (which may be fixed or extendible);

     - the rate or rates (or manner of calculation thereof), if any, per annum at which such debt securities will bear interest;

     - the dates, if any, on which such interest will be payable;

     - the terms of any mandatory or optional redemption (including any sinking, purchase or analogous fund) and any purchase at the option of Holders (including whether any such purchase may be paid in cash, common stock or other securities or property);

     - the terms of any mandatory or optional conversion or exchange provisions;

     - whether such debt securities are to be issued in the form of Global Securities and, if so, the identity of the Depository with respect to such Global Securities;

     - if the debt securities are to be subordinated in right of payment to any other securities, the terms of subordination; and

     - any other specific terms.

     Unless otherwise set forth in the prospectus supplement, interest on outstanding debt securities will be paid to Holders of record on the date, which is 15 days prior to the date such interest is to be paid, or if not a business day, the next preceding business day. Unless otherwise specified in the prospectus supplement, debt securities will be issued in fully registered form only. Unless otherwise specified in the prospectus supplement, the principal amount of the debt securities will be payable at the corporate trust office of the Trustee in New York, New York or Philadelphia, Pennsylvania. The debt securities may be presented for transfer or exchange at such office unless otherwise specified in the prospectus supplement, subject to the limitations provided in the indenture, without any service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charges payable in connection therewith.

RANKING

     The debt securities may be either senior or subordinated in right of payment to other securities. If subordinated debt securities are offered, the terms of subordination will be set forth in the related prospectus supplement.

     We are a holding company and our principal source of cash is dividends from our subsidiaries (See "Risk Factors -- A Significant Amount of Debt at the Holding Company Level Could Adversely Affect Us"). Under applicable state insurance law, the amount of cash dividends and other distributions certain of our subsidiaries may pay is restricted. We describe these restrictions in general terms in the notes to our financial statements incorporated by reference to this prospectus (See "Where You Can Find Additional Information"). Also, because we are a holding company, our rights and the rights of our creditors, including the holders of our debt securities, and our shareholders to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of the subsidiary's creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary.

CERTAIN COVENANTS

     For purposes of the limitations on liens and on sales of capital stock described below and this definition, a "subsidiary" is an entity of which more than 50% of the interests entitled to vote in the election of directors or managers is owned by any combination of us and our subsidiaries.

     Limitation on Liens on Stock of Designated Subsidiaries. Neither we nor any of our subsidiaries will be permitted to create, assume, incur or permit to exist any indebtedness secured by any lien on the present or future capital stock of any Designated Subsidiary unless the debt securities, and if we so elect, any other indebtedness of ours that is not subordinate to the debt securities and with respect to which the governing instruments require, or pursuant to which we are otherwise obligated, to provide such security, are secured equally and ratably with this indebtedness for at least the time period this other indebtedness is so secured.

     "Designated Subsidiary" means any present or future consolidated subsidiary of ours, the consolidated shareholders' equity of which constitutes at least 15% of our consolidated shareholders' equity. As of the date of this prospectus, our Designated Subsidiaries were Radian Guaranty, Amerin Guaranty, Enhance Financial Services and Enhance Reinsurance.

     "Indebtedness" means, with respect to any person, for purposes of this covenant:

     - the principal of, and any premium and interest on, indebtedness of the person for money borrowed and indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which that person is responsible or liable;

     - all capitalized lease obligations of that person;

     - all obligations of that person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and deferred purchase price due and payable within 90 days);

     - all obligations of that person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, other than obligations with respect to some letters of credit securing obligations entered into in the ordinary course of business;

     - all obligations of the type referred to above of other persons and all dividends of other persons for which that person is responsible or liable as obligor, guarantor or otherwise;

     - all obligations of the type referred to above of other persons secured by any lien on any property or asset of that person; and

     - any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described above.

     Limitation on Sales of Capital Stock of Designated Subsidiaries. Neither we nor any of our designated subsidiaries will be permitted to issue, sell, transfer or dispose of capital stock of a Designated Subsidiary, except to us or one of our subsidiaries that agrees to hold the transferred shares subject to the terms of this sentence, unless we dispose of the entire capital stock of the Designated Subsidiary at the same time for cash property which, in the opinion of our board of directors, is at least equal to the fair value of the capital stock.

     Consolidation, Merger and Sale of Assets. We may not consolidate with or merge into any other person or convey or transfer or lease our properties and assets substantially as an entirety to any person, and we may not permit any other person to consolidate with or merge into us, unless:

     - if we consolidate with or merge into another corporation or convey or transfer our properties and assets substantially as an entirety to any person, the successor is organized under the laws of the United States or any state and assumes our obligations under the debt securities;

     - immediately after the transaction, no event of default occurs and continues; and

     - we meet other conditions specified in the indenture.

     Upon any consolidation or merger, or any conveyance or transfer of the properties and assets of our company, substantially as an entirety as set forth above, the successor Person formed by such consolidation or into which our company is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of our company under the indenture with the same effect as if such successor had been named as our company in the indenture. In the event of any such conveyance or transfer, we, as the predecessor, shall be discharged from all obligations and covenants under the indenture and the debt securities and may be dissolved, wound up or liquidated at any time thereafter.

     Other than the restrictions in the indenture on liens described above, the indenture and the debt securities do not contain any covenants or other provisions designed to afford Holders of debt securities protection in the event of a recapitalization or highly leveraged transaction involving our company.

     Any additional covenants of our company pertaining to a series of debt securities will be set forth in a prospectus supplement relating to such series of debt securities.

CERTAIN DEFINITIONS

     The following are certain of the terms defined in the indenture:

     "Holder" means a Person in whose name a security is registered in the Security Register.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Security Register" means the register or registers we shall keep or cause to be kept, in which, we shall provide for the registration of securities, or of securities of a particular series, and of transfers of securities or of securities of such series.

     "Subsidiary" means, with respect to any Person, any corporation more than 50% of the voting stock of which is owned directly or indirectly by such Person.

     "U.S. Government Obligation" means (x) any security which is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case (i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended) as custodian with respect to any U.S. Government Obligation specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation which is so specified and held, provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

DEFEASANCE

     The indenture provides that we, at our option, (a) will be discharged from our obligations in respect of any series of debt securities (except in each case for certain obligations to issue and/or replace temporary debt securities, register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with the covenants described above under "Certain Covenants" and any other restrictive covenants described in a prospectus supplement relating to such series of debt securities, and certain Events of Default (except, among others, those arising out of the failure to pay interest or principal on the debt securities of a particular series, the failure to deposit any sinking fund payment and certain events of bankruptcy, insolvency and reorganization) will no longer constitute Events of Default with respect to such series of debt securities, in each case if we deposit with the Trustee, in trust, money or the equivalent in U.S. Government Obligations, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest on, such series on the dates such payments are due in accordance with the terms of such series.

     To exercise any such option, we are required, among other things, to deliver to the Trustee an opinion of counsel, in the case of a discharge pursuant to clause (a), stating that we have received from, or there has been published by, the Internal Revenue Service a ruling or since the date of the indenture there has been a change in the applicable federal income tax law, in either case, to the effect that the Holders of such series will not recognize gain or loss for federal income tax purposes; and in the case of a release pursuant to clause (b), to the effect that the Holders will not recognize gain or loss for federal income tax purposes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such release were not to occur and (ii) the creation of the defeasance trust will not violate the Investment Company Act of 1940, as amended. In addition, we are required to deliver to the Trustee an Officers' Certificate stating that such deposit was not made by us with the intent of preferring the Holders over other creditors of ours or with the intent of defeating, hindering, delaying or defrauding creditors of our company or others.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The indenture provides that, if an Event of Default specified therein with respect to any series of debt securities issued thereunder shall have happened and be continuing, either the Trustee thereunder or the Holders of 25% in aggregate principal amount of the outstanding debt securities of such series (or 25% in aggregate principal amount of all outstanding debt securities under the indenture, in the case of certain Events of Default affecting all series of debt securities under the indenture) may declare the principal of all the debt securities of such series to be due and payable immediately.

     Events of Default in respect of any series are defined in the indenture as being:

     - default for thirty (30) days in payment of any interest installment or the deposit of any sinking fund payment with respect to such series;

     - default in payment of principal of, or premium, if any, on debt securities of such series when due at their stated maturity;

     - default for sixty (60) days after notice to us by the Trustee thereunder or by Holders of 10% in aggregate principal amount of the outstanding debt securities of such series in the performance of any covenant pertaining to debt securities of such series;

     - a failure to pay when due at maturity or a default that results in the acceleration of maturity of any other indebtedness of ours or any of our Designated Subsidiaries (excluding non-recourse debt) having an aggregate principal amount outstanding of at least $15,000,000, unless the indebtedness is discharged or the acceleration is rescinded or annulled, in each case within 15 days after written notice of default is given to us by the Trustee or the Holders of at least 10% in principal amount of the outstanding debt securities of such series; and

     - certain events of bankruptcy, insolvency and reorganization with respect to us.

     Any additions, deletions or other changes to the Events of Default which will be applicable to a series of debt securities will be described in the prospectus supplement relating to such series of debt securities.

     The indenture provides that the Trustee thereunder will, within 90 days after the occurrence of a default with respect to the debt securities of any series, give to the Holders of the debt securities of such series notice of all defaults known to it; provided, however, that, except in the case of default in the payment of principal of, premium, if any, or interest, if any, on any of the debt securities of such series or in the payment of a sinking fund installment, the Trustee thereunder will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the Holders of the debt securities of such series. The term "default" for the purpose of this provision means the happening of any of the Events of Default specified above, except that any grace period or notice requirement is eliminated.

     The indenture contains provisions entitling the Trustee to be indemnified by the Holders of the debt securities before proceeding to exercise any right or power under the indenture at the request of Holders of the debt securities.

     The indenture provides that the Holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting proceedings for remedies available to the Trustee or exercising any trust or power conferred on the Trustee in respect of such series, subject to certain conditions.

     In certain cases, the Holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive, on behalf of the Holders of all debt securities of such series, any past default or Event of Default with respect to the debt securities of such series except, among other things, a default not theretofore cured in payment of the principal of, or premium, if any, or interest, if any, on any of the debt securities of such series.

     The indenture includes a covenant that we will file annually with the Trustee a certificate of no default or specifying any default that exists.

MODIFICATION OF THE INDENTURE

     We and the Trustee may, without the consent of the Holders of the debt securities, enter into indentures supplemental to the indenture for, among others, one or more of the following purposes:

          (1) to evidence the succession of another Person to us, and the assumption by such successor of our company's obligations under the indenture and the debt securities of any series;

          (2) to add to the covenants of our company, or to surrender any rights or powers of our company, for the benefit of the Holders of debt securities of any or all series;

          (3) to cure any ambiguity, or correct any inconsistency in the indenture or to make any other provisions with respect to matters or questions arising under this indenture;

          (4) to establish the form or terms of any series of debt securities under certain conditions;

          (5) to evidence and provide for the acceptance of any successor Trustee with respect to one or more series of debt securities or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with the indenture;

          (6) to provide any additional Events of Default;

          (7) to provide for the issuance of debt securities in coupon or as fully registered form; and

          (8) to secure any series of debt securities pursuant to the indenture's limitation on liens.

     No supplemental indenture for the purpose identified in clauses (2), (3),
(4) or (6) above may be entered into if to do so would adversely affect the rights of the Holders of debt securities of any series in any material respect.

     The indenture contains provisions permitting us and the Trustee thereunder, with the consent of the Holders of not less than 66 2/3% in principal amount of the outstanding debt securities of all series to be affected voting as a single class, to execute supplemental indentures by adding any provisions to or changing or eliminating any of the provisions of the indenture or modifying the rights of the Holders of the debt securities of such series to be affected, except that no such supplemental indenture may, without the consent of the Holders of affected debt securities, among other things:

     - change the fixed maturity of any debt securities, or

     - reduce the principal amount thereof, or

     - reduce the rate or extend the time of payment of interest thereon.

THE TRUSTEE

     First Union National Bank is the Trustee under the indenture. The Trustee is a depository for funds and performs other services for, and transacts other banking business with, us in the normal course of business.

GOVERNING LAW

     The indenture will be governed by, and construed in accordance with, the laws of the State of New York.

GLOBAL SECURITIES

     We may issue debt securities through global securities. A global security is a security, typically held by a depositary, that represents the beneficial interests of a number of purchasers of the security. If we do issue global securities, the following procedures will apply.

     We will deposit global securities with the depositary identified in the prospectus supplement. After we issue a global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by the global security to the accounts of persons that have accounts with the depositary. These account Holders are known as "participants." The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. Only a participant or a person that holds an interest through a participant may be the beneficial owner of a global security. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary and its participants.

     We and the trustee will treat the depositary or its nominee as the sole owner or Holder of the debt securities represented by a global security. Except as set forth below and in the indenture, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by the global security registered in their names. They also will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or Holders of the debt securities.

     Principal, any premium and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or the maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     We expect that the depositary, upon receipt of any payments, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary's records. We also expect that payments by participants to owners of beneficial interests in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in "street names," and will be the responsibility of the participants.

     If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within ninety days, we will issue registered securities in exchange for the global security. In addition, we may at any time in our sole discretion determine not to have any of the debt securities of a series represented by global securities. In that event, we will issue debt securities of that series in definitive form in exchange for the global securities.

                          DESCRIPTION OF CAPITAL STOCK

     The following description summarizes the terms of our capital stock which may be issued pursuant to a prospectus supplement. The particular terms of any capital securities will be set forth in the prospectus supplement which relates to such securities. For further information, please read our certificate of incorporation and bylaws. See "Where You Can Find More Information."

AUTHORIZED CAPITAL STOCK

     Radian Group's authorized capital stock consists of:

     - 80,000,000 shares of Radian Group common stock, par value $.001 per share; and

     - 20,000,000 shares of Radian Group series preferred stock, par value $.001 per share of which 800,000 shares are designated $4.125 Preferred Stock and 100,000 are designated Series A Junior Participating Preferred Shares.

     As of the date hereof:

     - 46,404,356 shares of Radian Group common stock are outstanding;

     - 800,000 shares of Radian Group $4.125 Preferred Stock are outstanding;

     - no shares of Series A Preferred Stock are outstanding; and

     - approximately 4,777,878 shares of Radian Group common stock and 100,000 shares of Radian Group series A preferred stock are reserved for issuance.

COMMON STOCK

  VOTING

     - Each share is entitled to one vote on all matters submitted to a vote;
       and

     - there is no cumulative voting.

  DIVIDENDS

     - Subject to preferred stock rights, common stockholders are entitled to receive any dividends which are declared;

     - the board of directors may declare dividends out of legally available funds; and

     - no dividends will be paid on the Radian Group common stock at any time when the amount in the reserve account established in connection with the $4.125 Preferred Stock is less than three years of dividend payments on the shares of $4.125 Preferred Stock then outstanding. The current amount in such reserve account is sufficient to permit Radian Group to pay dividends on the Radian Group common stock.

  ADDITIONAL RIGHTS

     - Subject to the preferred stock rights, common stockholders are entitled to receive assets remaining after payment of liabilities on a ratable basis.

     - There are no preemptive rights.

     - There are no conversion rights.

     - There are no subscription rights.

     - There are no redemption rights.

PREFERRED STOCK

     We have $4.125 Preferred Stock that is issued and outstanding. For more information see "Where You Can Find More Information."

     Radian Group also has authorized 100,000 shares of Series A Preferred Stock, of which none are issued and outstanding. For more information see "Stockholder Rights Plan" in this section.

ANTI-TAKEOVER PROVISIONS

     The following provisions of Radian Group's certificate of incorporation, its bylaws and the statutes summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt, including attempts that might result in a premium over the market price for Radian Group's shares. The certificate of incorporation and bylaws provide:

     - for a classified board of directors consisting of three classes as nearly equal in size as possible;

     - that directors can only be removed for cause and only upon the vote of the holders of shares entitled to cast a majority of the votes that all stockholders are entitled to cast at an election of directors;

     - for preferred stock with such rights, preferences, privileges and limitations as may be established by the board of directors;

     - that stockholders may act only at an annual or special meeting or by unanimous written consent;

     - that special meetings of stockholders may only be called by the chairman of the board or a majority of the board of directors;

     - that, unless such action is approved by two-thirds of the entire board of directors, certain corporate actions, such as amendments to the certificate of incorporation and bylaws, and mergers and other business combinations involving Radian Group, will require the vote of two-thirds of the outstanding voting stock, voting as a class. In addition, any such action must be approved by the holders of two-thirds of the outstanding shares of $4.125 Preferred Stock; and

     - advance notice procedures with regard to the nomination, other than by or at the direction of the board of directors or a committee of the board, of candidates for election as directors.

     These procedures provide that the notice of proposed stockholder nominations for the election of directors must be timely given in writing to the secretary of Radian Group generally not less than 60 days before the meeting at which directors are to be elected.

STOCKHOLDER RIGHTS PLAN

     Our board of directors has adopted a stockholder rights plan. The rights plan is designed to help insure that all stockholders of Radian Group receive fair value for their shares of common stock in the event of any proposed takeover of Radian Group and to guard against the use of partial tender offers or other coercive tactics to gain control of Radian Group without offering fair value to Radian Group's stockholders. The provisions of the rights plan may render an unsolicited takeover of Radian Group more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer Radian Group's stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of the stockholders of Radian Group.

     A right was issued as a dividend on each outstanding share of Radian Group common stock as of May 5,1998. The right entitles its holder to purchase from Radian Group a unit consisting of one one-thousandth of a share of the Series A Preferred Stock, or a combination of securities and assets of equivalent value, at a purchase price of $300, subject to adjustment. Ownership of the rights is evidenced by certificates for common stock. Separate certificates will be issued for the rights upon the earlier of:

     - 10 business days following a determination by the board of directors that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 12% or more of the outstanding shares of common stock; or

     - 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 12% or more of the outstanding shares of common stock.

     If someone acquires beneficial ownership of 12% or more of the outstanding shares of common stock of Radian Group, each holder of a right will thereafter have the right to receive, upon exercise, shares of common stock, or, upon the determination of the Radian Group board, cash, property or other securities of Radian Group, having a value equal to two times the exercise price of the right. Radian Group may permit the holders to surrender rights with a value of 50% of what could be purchased instead of the purchase price. All rights that are, or were, beneficially owned by any person making such an acquisition or tender offer will be null and void.

     If following one of the events set forth in the preceding paragraph, Radian Group is acquired in a merger or other business combination transaction in which it is not the surviving corporation or 50% or more of Radian Group's assets or earning power is sold or transferred, each holder of a right shall thereafter have the right to receive, upon exercise, common shares of the acquiring company having a value equal to two times the exercise price of the right, except to the extent that such rights have been voided. Again, provision is made to permit surrender of the rights in exchange for one-half of the value otherwise purchasable.

INSURANCE LAWS

     Because Radian Group is an insurance holding company and has affiliated insurance companies domiciled in Illinois, New York, Kentucky, Pennsylvania, Arizona, Texas and Vermont, the insurance laws of those states could impose regulatory approval requirements on future purchases or acquisitions of 10% or more of Radian Group common stock. Each of these states has adopted a substantially equivalent version of the Insurance Holding Company System Act, a model statute developed by the National Association of Insurance Commissioners. Under the Holding Company Act, any transaction by which a person will acquire control over an insurance company requires a Form A filing with, and approval by, the insurance company's domiciliary insurance regulator. A person is rebuttably presumed to acquire control over an insurer if the transaction involves the purchase or acquisition of 10% or more of the insurer's voting securities. These statutes would apply to a proposed purchase or acquisition of 10% or more of Radian Group common stock and, unless a statutory exemption were available, would require that the acquiror first make Form A filings for approval of the acquisition in each of Illinois, New York, Kentucky, Pennsylvania, Arizona, Texas and Vermont. The criteria for approval in these jurisdictions are quite similar, but would be applied separately by each domiciliary regulator relative to the transaction's impact on the affiliated insurance company in that state. Under the Form A filings, the proposed acquiror would have to demonstrate to the domiciliary regulator's satisfaction that:

     - the transaction complies with law;

     - following the change in control, the affiliated insurance company would remain qualified for licensure;

     - the transaction would not substantially lessen competition in the state or tend to create a monopoly;

     - the financial condition of the acquiror will not jeopardize the financial stability of the affiliated insurance company or prejudice the interests of its policyholders;

     - any plan or proposals that the acquiror has to liquidate the affiliated insurance company, to sell its assets, to consolidate or merge it with any other person, to make any other material change in its business, corporate structure or management, or to cause the affiliated insurance company to enter into material agreements, arrangements or transactions with others, are fair and reasonable, and not prejudicial or hazardous, to its policyholders, and also are consistent with the public interest;

     - the competence, experience and integrity of those persons who control or manage the acquiror do not make the transaction inconsistent with the interests of the affiliated insurance company's policyholders or the public interest;

     - the transaction would not otherwise be hazardous or prejudicial to the insurance-buying public; and

     - the transaction would not be inequitable to the affiliated insurance company's stockholders.

     In addition to these Form A filing requirements, Connecticut, Michigan and New Hampshire have statutory procedures under which a licensed foreign company may be required to requalify for continued licensure following a change in control, such as the purchase of 10% or more of Radian Group common stock. Some of the Radian Group insurance company affiliates are licensed in Connecticut, Michigan and/or New Hampshire and therefore could have to requalify for continued licensure following a change in control. Finally, Alaska, California, Florida, Michigan, Texas and Utah have commercially domiciled statutes under which foreign property and casualty insurers that have a stated percentage of their total in-force business located in those states are treated as domestic companies for Holding Company Act purposes. One consequence is that, for transactions causing a change in control of such insurers, a Form A filing and approval must be made in both the insurer's state of domicile and also its state of commercial domicile. Based on current in-force statistics, it appears that none of the Radian Group insurance company affiliates are currently commercially domiciled in those states. However, this could change in the future, creating additional Form A filing and approval requirements applicable to purchases and acquisitions of Radian Group common stock.

PREEMPTIVE RIGHTS

     No holder of any shares of any class of stock of Radian Group has any preemptive or preferential right to acquire or subscribe for any unissued shares of any class of stock or any authorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock.

TRANSFER AGENT AND REGISTRAR

     The principal transfer agent and registrar for Radian Group common stock is The Bank of New York.

                            DESCRIPTION OF WARRANTS

     The following description of the terms of the warrants sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. We may issue warrants for the purchase of debt securities, preferred stock, series common stock or common stock. Warrants may be issued independently or together with debt securities, preferred stock, series common stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

DEBT WARRANTS

     The prospectus supplement relating to a particular issue of debt warrants will describe the terms of such debt warrants, including the following:

     - the title of such debt warrants;

     - the offering price for such debt warrants, if any;

     - the aggregate number of such debt warrants;

     - the designation and terms of the debt securities purchasable upon exercise of such debt warrants;

     - if applicable, the designation and terms of the debt securities with which such debt warrants are issued and the number of such debt warrants issued with each such debt security;

     - if applicable, the date from and after which such debt warrants and any debt securities issued therewith will be separately transferable;

     - the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise (which price may be payable in cash, securities, or other property);

     - the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

     - if applicable, the minimum or maximum amount of such debt warrants that may be exercised at any one time;

     - whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

     - information with respect to book-entry procedures, if any;

     - the currency or currency units in which the offering price, if any, and the exercise price are payable;

     - if applicable, a discussion of material United States federal income tax considerations;

     - the antidilution or adjustment provisions of such debt warrants, if any;

     - the redemption or call provisions, if any, applicable to such debt warrants; and

     - any additional terms of such debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of such debt warrants.

STOCK WARRANTS

     The prospectus supplement relating to any particular issue of preferred stock warrants, series common stock warrants or common stock warrants will describe the terms of such warrants, including the following:

     - the title of such warrants;

     - the offering price for such warrants, if any;

     - the aggregate number of such warrants;

     - the designation and terms of the common stock, series common stock or preferred stock purchasable upon exercise of such warrants;

     - if applicable, the designation and terms of the offered securities with which such warrants are issued and the number of such warrants issued with each such offered security;

     - if applicable, the date from and after which such warrants and any offered securities issued therewith will be separately transferable;

     - the number of shares of common stock, series common stock or preferred stock purchasable upon exercise of a warrant and the price at which such shares may be purchased upon exercise;

     - the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

     - if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

     - the currency or currency units in which the offering price, if any, and the exercise price are payable;

     - if applicable, a discussion of material United States federal income tax considerations;

     - the antidilution provisions of such warrants, if any;

     - the redemption or call provisions, if any, applicable to such warrants;
       and

     - any additional terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

                              PLAN OF DISTRIBUTION

     We may sell the securities from time to time as follows:

     - through agents;

     - to dealers or underwriters for resale;

     - directly to purchasers;

     - or through a combination of any of these methods of sale.

     In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

     The securities we distribute by any of these methods may be sold to the public, in one or more transactions:

     - at a fixed price or prices, which may be changed;

     - at market prices prevailing at the time of sale;

     - at prices related to prevailing market prices; or

     - at negotiated prices.

     We may solicit offers to purchase securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933.

     From time to time, we may sell securities to one or more dealers acting as principals. The dealers, who may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, may then resell those securities to the public.

     We may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

     If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

     We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers' obligations, and will include any required information about commissions we may pay for soliciting these contracts.

     Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933.

     In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of various bids or purchases of securities made by the underwriters in the open market prior to the completion of an offering.

     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the securities and, together with the imposition of a penalty bid may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

     The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, Radian Group and its subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

     Certain legal matters in connection with the offered securities will be passed upon for us by Reed Smith LLP, One Liberty Place, 1650 Market Street, Philadelphia, Pennsylvania 19103.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedules of Radian Group incorporated in this document by reference from the Radian Group Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Enhance Financial Services and the combined financial statements of Credit-Based Asset Servicing and Securitization LLC incorporated in this document by reference from Enhance Financial Services' Annual Report on Form 10-K/A for the year ended December 31, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information of Enhance Financial Services for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000 which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for reviews of such information. However, as stated in their reports included in Enhance Financial Services' Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

     The consolidated statements of operations, common stockholders' equity and cash flows of Amerin Corporation and subsidiaries for the year ended December 31, 1998 incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their report thereon, incorporated herein by reference. Such consolidated statements of operations, common stockholders' equity and cash flows have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus incorporates documents by reference which are not presented in or delivered with this prospectus.

     All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering of the securities, are incorporated by reference into and are deemed to be a part of this prospectus from the date of filing of those documents.

     You should rely only on the information contained in this document or that which we have referred you to. We have not authorized anyone to provide you with any additional information.

     The following documents, which have been filed by us with the Securities and Exchange Commission are incorporated by reference into this prospectus:

     - our Annual Report on Form 10-K for the year ended December 31, 2000;

     - our Current Report on Form 8-K filed on March 14, 2001;

     - our description of our common stock that is contained in our Registration Statement on Form 8-A filed on August 24, 1992, under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description; and

     - our Registration Statement on Form S-4/A (Registration No. 333-52762) filed on January 25, 2001, which incorporated by reference Enhance Financial Services' Annual Report on Form 10-K/A for the year ended December 31, 1999, and Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000.

     We have filed reports, proxy statements and other information with the SEC. Copies of these reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at:

Judiciary Plaza             Citicorp Center               Seven World Trade Center
Room 1024                   500 West Madison Street       13th Floor
450 Fifth Street, N.W.      Suite 1400                    New York, New York 10048
Washington, D.C. 20549      Chicago, Illinois 60661

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the SEC website is http://www.sec.gov.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that such statement is modified or replaced by a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or replaced, to constitute a part of this prospectus.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus by reference (other than exhibits to such documents unless such exhibits are themselves specifically incorporated by reference). Requests for such copies should be directed to the following: Radian Group Inc., 1601 Market Street, Philadelphia, Pennsylvania, 19103, Attention:
Investor Relations, telephone (215) 564-6600.

     This prospectus is not an offer to sell nor is it seeking an offer to buy our securities in any jurisdiction where the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus is correct as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of our securities.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SECURITIES IT DESCRIBES, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENTLY ONLY AS OF ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Risk Factors..........................    1
Radian Group Inc......................    8
Forward-Looking Statements............   10
Ratio of Earnings to Fixed Charges and
  to Combined Fixed Charges and
  Preferred Stock Dividends...........   10
Use of Proceeds.......................   11
Description of the Debt Securities....   12
Description of the Capital Stock......   18
Description of the Warrants...........   22
Plan of Distribution..................   24
Legal Matters.........................   26
Experts...............................   26
Where You Can Find More Information...   27

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                  $450,000,000

                               RADIAN GROUP INC.
                                  COMMON STOCK
                                PREFERRED STOCK
                 SERIES A JUNIOR PARTICIPATING PREFERRED SHARES
                                DEBT SECURITIES
                                    WARRANTS
                            ------------------------

                                 [RADIAN LOGO]
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by Radian Group.

ITEM                                                            AMOUNT
----                                                            ------
SEC Registration Fee........................................  $112,500.00
Trustee's Fee...............................................    10,000.00
*Attorney's Fees and Expenses...............................    50,000.00
*Accountants' Fees and Expenses.............................    30,000.00
*Miscellaneous..............................................      100,000
     TOTAL..................................................  $302,500.00

---------------
* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. Article Eighth of Radian Group's Restated Certificate of Incorporation provides that the personal liability of directors of Radian Group is eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL.

     Under Section 145 of DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article Seventh of Radian Group's Amended and Restated Bylaws provides that Radian Group will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer or other authorized representative of Radian Group, or is or was serving at the request of Radian Group as a director, officer, employee or agent of another entity, against certain liabilities, costs and expenses. Article Seventh further permits Radian Group to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Radian, or is or was serving at the request of Radian Group as a director, officer, employee or agent of another entity, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not Radian Group would have the power to indemnify such person against such liability under the DGCL.

ITEM 16.  EXHIBITS

 1.1  Proposed form of Underwriting Agreement.**
      Form of Indenture relating to debt securities between Radian
      Group Inc. and First Union National Bank, as trustee
 4.1  (including form of debt securities).
 5.1  Opinion of Reed Smith LLP.*
      Statement re: computation of ratios of earnings to fixed charges and to combined fixed charges and preferred stock
12.1  dividends.
      Letter from Deloitte & Touch LLP regarding unaudited interim
15.1  financial information.
23.1  Consent of Deloitte & Touche LLP.
23.2  Consent of Deloitte & Touche LLP.
23.3  Consent of Ernst & Young LLP.
23.4  Consent of Reed Smith LLP (included in Exhibit 5.1).*
24.1  Powers of Attorney.
      Statement of Eligibility and Qualification on Form T-1 of
25.1  First Union National Bank.

---------------
 * To be filed by amendment.

** To be filed on Form 8-K and incorporated by reference pursuant to Regulation
   S-K Rule 601(b)(1).

ITEM 17.  UNDERTAKINGS

A. Undertakings Pursuant to Rule 415

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement of the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.Undertaking Regarding Filings Incorporating Subsequent Exchange Act Documents by Reference

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H. Undertaking in Respect of Indemnification

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  [Remainder of page intentionally left blank]

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on this 19th day of April, 2001.

                                          RADIAN GROUP INC.

                                          By: /s/ FRANK P. FILIPPS
                                            ------------------------------------
                                                      Frank P. Filipps
                                                  Chief Executive Officer
                                               (Principal Executive Officer)

     Each of the undersigned directors and officers of Radian Group Inc. hereby severally constitutes and appoints Howard S. Yaruss and Frank P. Filipps, and each of them, as attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any amendments to this registration statement (including post-effective amendments) and any subsequent registration statement filed by Radian Group Inc. pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.


          /s/ HERBERT WENDER            Lead Director                           April 19, 2001
--------------------------------------
            Herbert Wender

         /s/ FRANK P. FILIPPS           Chief Executive Officer                 April 19, 2001
--------------------------------------    (Principal Executive Officer)
           Frank P. Filipps

         /s/ C. ROBERT QUINT            Executive Vice President,               April 19, 2001
--------------------------------------    Chief Financial Officer
           C. Robert Quint                (Principal Financial and Accounting
                                          Officer)

         /s/ DAVID C. CARNEY            Director                                April 19, 2001
--------------------------------------
           David C. Carney

         /s/ CLAIRE M. FAGIN            Director                                April 19, 2001
--------------------------------------
           Claire M. Fagin

        /s/ JAMES W. JENNINGS           Director                                April 19, 2001
--------------------------------------
          James W. Jennings


        /s/ ROBERT W. RICHARDS          Director                                April   , 2001
--------------------------------------
          Robert W. Richards

       /s/ ANTHONY W. SCHWEIGER         Director                                April   , 2001
--------------------------------------
         Anthony W. Schweiger

         /s/ HOWARD B. CULANG           Director                                April 19, 2001
--------------------------------------
           Howard B. Culang

        /s/ ROSEMARIE B. GRECO          Director                                April 19, 2001
--------------------------------------
          Rosemarie B. Greco

        /s/ STEPHEN T. HOPKINS          Director                                April 19, 2001
--------------------------------------
          Stephen T. Hopkins

         /s/ LARRY E. SWEDROE           Director                                April 19, 2001
--------------------------------------
           Larry E. Swedroe

                                 EXHIBIT INDEX

 1.1  Proposed Form of Underwriting Agreement.**
      Form of Indenture relating to debt securities between Radian
      Group Inc. and First Union National Bank, as trustee
 4.1  (including form of debt securities).
 5.1  Opinion of Reed Smith LLP.*
      Statement re: computation of ratios of earnings to fixed charges and to combined fixed charges and preferred stock
12.1  dividends.
      Letter from Deloitte & Touche LLP regarding unaudited
15.1  interim financial information.
23.1  Consent of Deloitte & Touche LLP.
23.2  Consent of Deloitte & Touche LLP.
23.3  Consent of Ernst & Young LLP.
23.4  Consent of Reed Smith LLP (included in Exhibit 5.1).*
24.1  Powers of Attorney (See page II-5).
      Statement of Eligibility and Qualification on Form T-1 of
25.1  First Union National Bank.

---------------
 * To be filed by amendment.

** To be filed on Form 8-K and incorporated by reference pursuant to Regulation
   S-K Rule 601(b)(1).